Exhibit 10.15

December 31, 2008

Subject: Internal Revenue Code Section 409A--Amendments to Offer Letter

Dear Raj,

This letter serves to amend you offer letter dated December 6, 2004 (the “Offer Letter”), in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the adverse tax consequences to which you may be subject for non-compliance with this law.

The fourth paragraph in the Offer Letter shall be superseded and replaced in its entirety with the following paragraph:

You will be awarded a special annual bonus during each of the first five years of your employment with Trimble Navigation Limited to defray some of the costs related to northern California housing.  The amount of the annual bonuses during the first three years shall be $55,000, while the amount of the annual bonuses for the remaining two years shall be $40,000.  These annual bonuses shall be paid to you on the last day of each calendar year beginning in December 2005, provided you remain continuously employed through the applicable payment date.  Anything to the contrary in the foregoing notwithstanding, no special bonus that is contemplated in this paragraph shall be paid following March 15th of the year following the year in which the payment of the special bonus was due.

All other provisions in the Offer Letter remain in effect.

Kindly sign below if you agree with this amendment.

TRIMBLE NAVIGATION LIMITED

/s/ James A. Kirkland
James Kirkland
Vice President and General Counsel

I agree with the above amendment to my employment offer letter

/s/ Rajat Bahri
Rajat Bahri